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                          SECURITIES PURCHASE AGREEMENT

                                     between

                            HMG WORLDWIDE CORPORATION

                                       and

                                SOCIETE GENERALE

                                   dated as of

                                 March 15, 2000



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                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 15, 2000, between HMG WORLDWIDE CORPORATION, a Delaware corporation (the "Company"), and Societe Generale, a bank organized under the laws of France (the "Purchaser").

                              W I T N E S S E T H :

         WHEREAS, the Company proposes to issue and sell U.S. $1,500,000 aggregate principal amount of the Company's 7% Convertible Notes Due March 15, 2003 (the "Notes")on a private placement basis pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and the Purchaser desires to purchase the Notes from the Company, on the terms and subject to the conditions set forth herein.

         WHEREAS, the Notes will be convertible into shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), pursuant to the terms of the Notes, and the holders of the Notes will have registration rights with respect to such shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares") pursuant to the terms of the Registration Rights Agreement dated as of the date hereof, between the Company and the Purchaser (the "Registration Rights Agreement").

         NOW THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first mentioned Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person.

         "Closing" has the meaning set forth in Section 2.02.

         "Commission" means the United States Securities and Exchange
Commission.



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         "Current 10-K" means the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means any federal, state or other political subdivision thereof and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Material Adverse Effect" has the meaning set forth in Section 3.01.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

         "SEC Reports" means the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         "Securities Act" means the Securities Exchange Act of 1933, as amended.

         "Transaction Documents" means, collectively, this Agreement, the Registration Rights Agreement and the Notes.

         "United States" has the meaning ascribed to such term in Rule 902(p) of Regulation S under the Securities Act.

         "U.S. Person" has the meaning ascribed to such term in Rule 902(o) of Regulation S under the Securities Act.

         "Year 2000 Compliant" means, with respect to a Person's information technology, the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

                                   ARTICLE II

                                SALE AND PURCHASE

         SECTION 2.01. Agreement to Sell and to Purchase; Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, U.S. $1,500,000 aggregate principal amount of Notes at an aggregate purchase price of $1,500,000,



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payable in immediately available funds (the "Purchase Price"). A copy of the form of the Notes is attached as Exhibit A hereto, and the terms thereof are hereby expressly incorporated by reference herein.

         SECTION 2.02. Closing. The closing of the sale and purchase of the Notes (the "Closing") shall be deemed to take place on March 15, 2000, on which date the Purchaser paid the Purchase Price for the Notes and as of which date the Company executed, issued and delivered the Notes to the Purchaser in denominations as requested by the Purchaser. As soon as reasonably practicable subsequent to the Closing, the following additional closing transactions shall take place in connection with the Closing: (i) the Company shall pay the expenses set forth in Section 6.02 hereof by wire transfer to the account designated by the Purchaser; (ii) the Company and the Purchaser shall execute and deliver this Agreement and the Registration Rights Agreement; (iii) the Company shall deliver to the Purchaser a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of the Closing (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes and the reservation and issuance of the Conversion Shares upon conversion of the Notes), which authorization shall be in full force and effect on and as of the date of such certificate, and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed any Transaction Document for or on behalf of the Company; and (iv) Parker Duryee Rosoff & Haft, a professional corporation, counsel to the Company, shall deliver to the Purchaser an opinion, dated the date of the Closing and addressed to the Purchaser, in form and substance acceptable to the Purchaser.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to the Purchaser to purchase the Notes, the Company hereby represents and warrants to the Purchaser that on and as of the date hereof:

         SECTION 3.01. Organization and Standing. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all authorizations, licenses, permits and certifications necessary for it to own its properties and assets and to carry on its business as it is now being conducted (and as described in the SEC Reports) and proposed to be conducted. The Company and each of its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its businesses makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or any material adverse effect on the Company's ability to consummate the transactions contemplated by, and to execute, deliver and perform its obligations under, each of the Transaction Documents (a "Material Adverse Effect").

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         SECTION 3.02. Securities of the Company. The authorized Capital Stock of the Company consists 50,000,000 shares of Common Stock, of which 12,992,586 shares were issued and outstanding as of March 15, 2000. Except as set forth in the SEC Reports, the Company has no other authorized, issued or outstanding equity securities or securities containing any equity features, or any other securities convertible into, exchangeable for or entitling any person to otherwise acquire any other securities of the Company containing any equity features. All of the outstanding shares of Capital Stock of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable. The Notes and all of the Conversion Shares have been duly and validly authorized. When issued against payment therefor as provided in this Agreement, the Notes will be validly issued and will constitute valid and enforceable obligations of the Company, enforceable against the Company in accordance with their terms (subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity). When issued upon conversion of the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive rights, claims, liens, charges, encumbrances and security interests of any nature whatsoever (unless created by the Purchaser). A sufficient number of shares of Common Stock has been duly reserved and will remain available for issuance upon conversion of the Notes. Except as set forth in the SEC Reports, there are no outstanding options, warrants, agreements, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Capital Stock of the Company or any other securities of the Company of any kind. Neither the issuance of the Notes nor the Conversion Shares is subject to any preemptive rights, rights of first refusal or other similar limitation. Except as otherwise required by law, there are no restrictions upon the voting or transfer of any shares of the Company's Capital Stock pursuant to the Company's organizational and other governing documents. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its Capital Stock.

         SECTION 3.03. Authorization; Enforceability. The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of each of the Transaction Documents, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Transaction Documents and to consummate the transactions contemplated thereby to be performed by it. No other corporate proceedings on the part of the Company are necessary, and no consent of the shareholders of the Company is required, for the valid execution and delivery by the Company of the Transaction Documents and the performance and consummation by the Company of the transactions contemplated thereby to be performed by it. The Company has duly executed and delivered each of the Transaction Documents. Assuming the due execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser, the Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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         SECTION 3.04.  No Violation; Consents.

                  (a) The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby to be performed by it do not and will not (i) contravene the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Authority to or by which the Company or any of its subsidiaries or any of its respective property or assets is bound, (ii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to an event of acceleration under any contract, lease, loan or credit agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it or any of its subsidiaries is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, security interest, charge or encumbrance of any kind upon any of the properties, assets or Capital Stock of the Company or any of its subsidiaries, or (iii) violate any provision of the organizational and other governing documents of the Company or any of its subsidiaries.

         (b) No consent, approval, authorization or order of, or filing or registration with, any court or Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of the Transaction Documents or the consummation of any of the transactions contemplated thereby (other than the registration of the resale of the Conversion Shares with the SEC and pursuant to any state "blue sky" laws as contemplated by the Registration Rights Agreement), except for those consents or authorizations previously obtained and those filings previously made.

         SECTION 3.05. Securities Act Representations. The Company has not offered or sold and will not offer or sell any Notes in this offering other than the Notes. Assuming the accuracy of the Purchaser's representations pursuant to
Section 4.02 hereof, the sale of the Notes hereunder is, and the issuance of the Conversion Shares upon conversion of the Notes will be, exempt from the registration requirements of the Securities Act. Neither the Company, nor any of its Affiliates, or, to its knowledge, any Person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes or Conversion Shares. Neither the Company, nor any of its Affiliates, nor to its knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security other than pursuant to this Agreement, under circumstances that would require registration under the Securities Act of the Notes to be issued under this Agreement. The Company is eligible to use Form S-3 under the Securities Act to file the Registration Statement as defined in the Registration Rights Agreement. The Company has not provided the Purchaser with any material non-public information or any information that, according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to engaging in the transactions contemplated by the Transaction Documents but that has not been so disclosed.

         SECTION 3.06. Solvency; No Default. (a) The Company is, and upon giving effect to the transactions contemplated hereby to be performed by it will be, Solvent (as defined below). "Solvent" means that, as of the date of determination, (i) the then fair saleable value of the assets of the Company exceeds the then total amount of its debts and other liabilities (including any guarantees and other contingent, subordinated, unmatured or unliquidated liabilities whether or

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not reduced to judgment, disputed or undisputed, secured or unsecured), (ii) the
Company has sufficient funds and cash flow to pay its liability on its existing and anticipated debts as they become absolute and matured, (iii) final judgments against the Company in pending or threatened actions for money damages will not be rendered at a time when, or in an amount such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions (other than amounts that would be remote) and the earliest reasonable time at which such judgments would be rendered), and (iv) the Company does not have unreasonably small capital with which to engage in its present or anticipated business.

         (b) The Company is not, and immediately after the consummation of the transactions contemplated hereby to be performed by it will not be, in default under or in violation of (whether upon the passage of time, the giving of notice or both), its organizational and other governing documents, or any provision of any security issued by the Company, or of any agreement, instrument or other undertaking to which the Company is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Authority to or by which the Company or any of its property or assets is bound) which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.07. No Brokers. No broker, finder, agent or similar intermediary is entitled to any broker's, finder's, placement or similar fee or other commission in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company.

         SECTION 3.08. SEC Reports; Financial Condition; No Adverse Changes. (a) The audited financial statements of the Company and the related notes thereto as at December 31, 1999 (the "Financial Statements") reported on by Friedman Alpren & Green LLP, independent accountants, to be included in the Current 10-K, will present fairly the financial condition, results of operations and cash flows of the Company at such date and for the periods set forth therein. The Financial Statements, including the related schedules and notes thereto (if any), will have been prepared in accordance with generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect on the date of filing of such documents with the Commission, applied on a consistent basis (except for changes concurred in by the Company's independent public accountants) unless otherwise expressly stated therein. During the period from January 1, 2000 to and including the date hereof, there has been no sale, transfer or other disposition by the Company of any material part of the business, property or securities of the Company and no purchase or other acquisition of any business, property or securities by the Company material in relation to the financial condition of the Company.

         (b) Except as are fully reflected or reserved against in the Financial Statements and the notes thereto, there are no liabilities or obligations with respect to the Company or any of its subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and



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whether or not due) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (c) Since December 31, 1999, there has been no development or event, nor any prospective development or event known to the Company or any of its subsidiaries, or any litigation, proceeding or other action seeking an injunction or other restraining order, damages or other relief from a court or administrative agency of competent jurisdiction pending, threatened or, to the best knowledge of the Company, contemplated, or any action of any Governmental Authority, that has had or could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.09. Use of Proceeds; Federal Regulations. No part of the net proceeds from the sale of the Notes will be used for any purposes in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         SECTION 3.10. Subsidiaries. As of the date hereof, the Company has the subsidiaries listed on Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         SECTION 3.11. Year 2000 Compliance. The Company and its subsidiaries are Year 2000 Compliant. To the best knowledge of the Company, each of the suppliers, vendors and customers material to the operations of the Company and its subsidiaries is Year 2000 Compliant.

         SECTION 3.12 No Integrated Offering. Neither the Company, nor any of its Affiliates, nor to its knowledge any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the offer and sale of the Notes.

         SECTION 3.13 No Litigation. No litigation or claim (including those for unpaid taxes), or environmental proceeding against the Company or any of its subsidiaries is pending, threatened or, to the Company's best knowledge, contemplated and no other event has occurred, that if determined adversely would have a Material Adverse Effect on the Company.

         SECTION 3.14. Environmental Matters. The Company and each of its subsidiaries are in compliance in all material respects with all applicable state and federal environmental laws, and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect.

         SECTION 3.15. Intellectual Property. The Company (and/or its subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its business. The Company and its subsidiaries have all intellectual property rights that are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Reports. The Company has no reason to believe that the intellectual property rights that it (and/or its subsidiaries) owns are invalid or



                                      -7-
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unenforceable or that the use of such intellectual property by the Company
(and/or its subsidiaries) infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict. The Company has no knowledge of any infringement of its (and/or its subsidiaries) intellectual property by any third party.

         SECTION 3.16 Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. The Company has no reason to believe that it and its subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

         SECTION 3.17. Disclosure. The representations and warranties of the Company in this Agreement and the statements contained in the SEC Reports and the schedules, certificates and exhibits furnished to the Purchaser by or on behalf of the Company in connection herewith do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements herein or therein not misleading. The SEC Reports contain all material information concerning the Company required to be set forth therein, and no event or circumstance has occurred or exists since December 31, 1999 that would require the Company to disclose such event or circumstance in order to make the statements in the SEC Reports not misleading as of the date of the Closing but that has not been so disclosed. The Company hereby acknowledges that the Purchaser is and will be relying on the SEC Reports and the Company's representations, warranties and covenants contained herein in making an investment decision with respect to the Notes and Conversion Shares and will be relying thereon (together with future reports filed with the Commission) in connection with any transfer of the Notes and the Conversion Shares.

                                   ARTICLE IV

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

         The Purchaser hereby acknowledges, represents, warrants and covenants to the Company as follows:

         SECTION 4.01.  Authorization; Enforceability; No Violations.

                  (a) The Purchaser is a bank, duly organized, validly existing and in good standing under the laws of France, and has all requisite corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not violate any provision of (i) the Purchaser's organizational documents or (ii) any law, statute, rule,



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regulation, order, writ, injunction, judgment or decree to which the Purchaser is subject. The Purchaser has duly executed and delivered this Agreement. Assuming the due execution hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         SECTION 4.02.  Securities Act Representations; Legends.

         (a) The Purchaser understands that: (i) the offering and sale of the Notes to be issued and sold hereunder is intended to be exempt from the registration requirements of the Securities Act; (ii) neither the Notes nor the Conversion Shares have been registered under the Securities Act or any other applicable securities laws and such securities may be resold only if registered under the Securities Act or if an exemption from such registration requirements is available; and (iii) the Company is required to register any resale of the Notes or the Conversion Shares under the Securities Act and any other applicable securities laws only to the extent provided in the Registration Rights Agreement.

         (b) The Notes to be acquired by the Purchaser pursuant to this Agreement are being acquired for its own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution thereof or of Conversion Shares issuable upon conversion of the Notes in violation of the Securities Act or any other securities laws that may be applicable.

         (c) The Purchaser is not an affiliate of the Company (as such term is defined in the Securities Act).

         (d) The Purchaser is not a U.S. Person and, at the time the buy order for the Notes being purchased hereunder was originated, the Purchaser was outside of the United States.

         (e) The Purchaser (i) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Notes; (ii) believes that its investment in the Notes is suitable for it based upon its objectives and financial needs, and the Purchaser has adequate means for providing for its current financial needs and business contingencies and has no present need for liquidity of investment with respect to the Notes; (iii) has no present plan, intention or understanding and has made no arrangement to sell the Notes or the Conversion Shares at any predetermined time or for any predetermined price; (iv) has not purchased, sold or entered into, any put option, short position or similar arrangement with respect to the Common Stock, and will not, for so long as it owns any Notes or Conversion Shares, purchase, sell or enter into, any such put option, short position or similar arrangement with respect to any Conversion Shares in any manner that violates the provisions of the Securities Act or the Exchange Act.

         (f) No oral or written statements or representations have been made to the Purchaser by or on behalf of the Company in connection with the offering and sale of the Notes hereunder other than those set forth in the SEC Reports, the Notes or as set forth herein, and the Purchaser is not subscribing for the Notes as a result of, or in response to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting.

         (g) The Purchaser acknowledges that the Securities Act restricts the transferability of securities, such as the Notes and Conversion Shares, issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder, and that, subject to Section
5.02 hereof, the certificates representing the Notes and the Conversion Shares will bear a legend in substantially the form included in the form of the Notes attached as Exhibit A hereto by which the Purchaser and each subsequent holder of such securities will be bound.

         (h) The Purchaser acknowledges that as the Common Stock is currently quoted on a U.S. automated interdealer quotation system, Rule 144A under the Securities Act may not be available with respect to resales of the Notes or the Conversion Shares.

         SECTION 4.03. No Brokers. No broker, finder, agent or similar intermediary is entitled to any broker's, finder's, placement or similar fee or other commission in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser.

         SECTION 4.04. No Influence on Business. The Purchaser (whether in its capacity as holder of the Notes and/or any of the Conversion Shares or otherwise) covenants and agrees with the Company that it will not: (a) in any manner exercise or attempt to exercise a controlling influence over the management or policies of the Company or attempt to influence the business activities or decisions or the Company; (b) propose a director or slate of directors to serve on the board of directors of the Company; (c) have or seek to have a representative of the Purchaser be appointed to serve as a director of the Company or participate as an observer at meetings of the board of directors (or committees thereof) or have or seek to have any employee or representative of the Purchaser serve as an officer, agent or employee of the Company; (d) attempt to influence the dividend policies or practices of the Company; (e) solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of the Company; (f) dispose or threaten to dispose of the Notes or Conversion Shares to any third party in any manner as a condition to specific action or non-action by the Company; or (g) enter into any joint venture, enterprise or undertaking of any kind with the Company.

         Section 4.05. Limitations on Resales. The Purchaser covenants and agrees that it (together with its Affiliates) will not transfer the Notes to any Person (together with such Person's Affiliates), other than the Company or Affiliates of the Purchaser, in a transaction or series of transactions, in an aggregate principal amount in excess of such principal amount as would be convertible at the date of transfer into in excess of 2% of the issued and outstanding shares of Common Stock of the Company (based upon the applicable Conversion Price (as defined in the Notes) and number of shares of Common Stock of the Company issued and outstanding on the applicable date of transfer and without giving effect to any limitations on conversion set forth in the Notes). The Purchaser further covenants and agrees that it will not knowingly transfer to any Person (together with such Person's Affiliates), other than the Company or Affiliates of the Purchaser, in a transaction or series of transactions, Conversion Shares in an aggregate amount in excess of 2% of the issued and outstanding shares of Common Stock of the Company (based upon the number of shares of

Common Stock of the Company issued and outstanding on the applicable date of transfer); in furtherance thereof, the Purchaser covenants and agrees that it shall not during any five consecutive trading days transfer Conversion Shares in secondary market transactions in which the identity of the acquiror is not known to the Purchaser in an amount in excess of 2% of the issued and outstanding shares of Common Stock of the Company (based upon the number of shares of Common Stock of the Company issued and outstanding on the applicable date of transfer). The Purchaser covenants and agrees that the foregoing transfers to third parties shall be made in bona fide, arms-length transactions and that upon any such transfer, it will not retain the power to control the disposition of the securities transferred or, in the case of Conversion Shares, to direct the voting with respect thereto.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         SECTION 5.01.  Exemption from Registration.

               The Company will not make any offer to sell, solicit any offer to buy, agree to sell or sell any security or right to acquire any security, except at such time and in such manner so as not to cause the loss of any of the exemptions for the offer and sale of the Notes hereunder and for the issuance of the Conversion Shares upon conversion of the Notes from the registration requirements under the Securities Act or under the securities or "blue sky" laws of any jurisdiction in which such offer, sale or issuance is made. Without limiting the generality of the foregoing, the Company will not make any offer to sell, solicit any offer to buy, agree to sell or sell any securities similar in tenor to the Notes or right to acquire any securities similar in tenor to the Notes during the period commencing on the date of the Closing and ending one hundred and eighty (180) days thereafter.

         SECTION 5.02 Transfer Restrictions. (a) The Purchaser acknowledges that any proposed offer, sale, pledge or other transfer of the Notes or the Conversion Shares prior to the date that is two (2) years from the Closing (or such other date as may be required pursuant to Rule 144 under the Securities Act (or similar successor provision) as in effect from time to time), in the absence of registration under the Securities Act, is limited. Accordingly, prior to such passage of time or such registration, the Notes or the Conversion Shares may be offered, sold, pledged or otherwise transferred only to (i) the Company, (ii) in an offshore transaction in accordance with Rule 904 under the Securities Act,
(iii) pursuant to any other exemption from registration provided by the Securities Act, or (iv) pursuant to Rule 144 under the Securities Act, to the extent such rule is available; in the case of any transfer pursuant to clause
(ii), (iii) or (iv), the Company shall be entitled to receive an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that registration is not required in connection with such disposition. Any Notes or Conversion Shares sold to the Company may not be reissued or resold.

         (b) The Company agrees to issue certificates representing the Notes or Conversion Shares without the legend referenced in Section 4.02(g) above at such time as (i) the holder thereof is permitted to dispose of such Notes or Conversion Shares pursuant to Rule 144 (k) under the Securities Act, (ii) such Notes or Conversion Shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company) are able to dispose of such securities publicly without registration under the Act and such legend is no longer required to be included on the certificates representing the Notes or Conversion Shares or (iii) the Notes or Conversion Shares are sold pursuant to an effective registration statement under the Securities Act.

         (c) In the alternative to physical delivery of certificates for Conversion Shares, if delivery of the Conversion Shares pursuant to any conversion thereunder may be effectuated by electronic book-entry through The Depositary Trust Company ("DTC"), delivery of Conversion Shares pursuant to such conversion shall, if requested by the Purchaser (or the registered holder of Conversion Shares), settle by book-entry transfer through DTC by the third trading day following the Date of Conversion (as defined in the Notes). The parties agree to coordinate with DTC to accomplish this objective.

         SECTION 5.03. Rules 144; Current Information. For so long as any Notes or Conversion Shares are outstanding, the Company will (i) cause its Common Stock to continue to be registered under Section 12 of the Exchange Act, file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further actions as the Purchaser may reasonably request, all to the extent required from time to time to enable the Purchaser to sell the Notes and Conversion Shares without registration under the Securities Act pursuant to the safe harbors and exemptions provided by Rule 144 under the Securities Act (to the extent such rule is applicable), as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission, and (ii) furnish the Purchaser with all reports, proxy statements and registration statements that the Company files with the Commission or distributes to its securityholders pursuant to the Securities Act and the Exchange Act at the times of such filings and distributions. Upon the request of the Purchaser, the Company will deliver to the Purchaser a written statement as to whether it has complied with the foregoing requirements.

         SECTION 5.04. Reservation of Conversion Shares. The Company shall initially reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, a number of shares of Common Stock equal to Maximum Share Issuance (as defined in the Notes) to provide for the issuances of the Conversion Shares and shall at all times maintain as so reserved and available, sufficient shares of Common Stock to provide for the issuance of the Conversion Shares in an amount equal to the maximum number of Conversion Shares which may be issued.

         SECTION 5.05. Stock Listing. The Company shall have the Conversion Shares in an amount equal to a number of shares of Common Stock equal to the Maximum Share Issuance approved for quotation or listing, prior to issuance, upon the Approved Market (as defined in the Note) upon which the Common Stock is listed or traded at the time of issuance of the Conversion Shares.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.01. Press Releases and Disclosure. No party hereto shall issue any press release or make any other public disclosure related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or public disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to all parties.

         SECTION 6.02. Expenses. Except as otherwise expressly provided for herein, the Company will pay all of its and all of the Purchaser's expenses (including reasonable attorneys' fees and expenses) in connection with the negotiation of the Transaction Documents, the performance of due diligence of the Purchaser thereunder, and the consummation of the transactions contemplated thereby (whether the transactions contemplated hereby are consummated or not). Such expenses of the Purchaser shall be payable at the Closing and may be netted against the Purchase Price otherwise payable by the Purchaser. In addition to the foregoing, as provided in the Registration Rights Agreement, the Company will also pay all of its and all of the Purchaser's expenses (including reasonable attorneys' fees and expenses) in connection with the review of the Registration Statement contemplated by the Registration Rights Agreement, the conduct of due diligence in connection therewith (including the review of opinions of counsel and comfort letters), and all matters related thereto; the Company agrees to promptly pay such expenses, as incurred by the Purchaser.

         SECTION 6.03. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid, or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company, to: HMG Worldwide Corporation, 475 Tenth Avenue, New York, New York 10018-1199, Attention: Chief Financial Officer, Facsimile No.: (212) 564-3395; with copies (which shall not constitute notice) to: Parker Duryee Rosoff & Haft, 529 Fifth Avenue, New York, New York 10017, Attention: Herbert Kozlov, Esq., Facsimile No.: (212) 972-9487; and (ii) if to the Purchaser: c/o SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020,
Attention: Guillaume Pollet, Facsimile No.: (212) 278-5467 with copies (which shall not constitute notice) to: Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, Attention: J. Eric Maki, Esq., Facsimile No.
(212) 755-7306. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service.

         SECTION 6.04. Entire Agreement. This Agreement (together with the other Transaction Documents and all other documents delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

         SECTION 6.05. Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification or waiver is sought to been enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

         SECTION 6.06. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either the Company, on the one hand, or the Purchaser, on the other hand, without the prior written consent of the other party hereto; provided that the Purchaser may assign or delegate its rights, duties and obligations hereunder to any Affiliate of the Purchaser. Except as provided in the preceding sentence, any purported assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth above.

         SECTION 6.07. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         SECTION 6.08. Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

         SECTION 6.09. Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

         SECTION 6.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW

YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 6.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which taken together shall constitute one and the same instrument.

         SECTION 6.12. Cure Of Breaches; Subsequent Events. (a) This Agreement is being executed and delivered subsequent to the date hereof and subsequent to the filing by the Company of its Current 10-K. Notwithstanding anything contained herein to the contrary, the Company shall not be deemed in breach of any representation or warranty contained herein on account of any representation or warranty that may have been erroneous, inaccurate or incomplete as of the date of this Agreement but that was not erroneous, inaccurate or incomplete as of the date this Agreement is being executed and delivered and assuming, for those purposes, that the definition of "SEC Reports" includes the Current 10-K.

             (b) Subsequent to the date hereof and subsequent to the date of original issuance of the Notes, the Company and the Purchaser agreed to amend and restate the Notes. Attached as Exhibit A hereto is the form of Note as so amended and restated and all references in this Agreement and the other transaction documents to the Notes shall, unless the context otherwise requires, refer to the Notes as so amended and restated.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                           HMG WORLDWIDE CORPORATION


                                           By:
                                               ---------------------------------
                                           Name:  Robert V. Cuddihy, Jr.
                                           Title: Chief Operating Officer and
                                                    Chief Financial Officer

                                           SOCIETE GENERALE


                                           By:
                                               ---------------------------------
                                           Name:  Guillaume Pollet
                                           Title: Authorized Signatory